UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2024

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2024, Adaptimmune Therapeutics plc (the “Company”) adopted an amended and restated executive severance policy effective as of June 11, 2024 (the “2024 Executive Severance Policy”). The 2024 Executive Severance Policy incorporates updates to the executive severance policy established by the Company on March 10, 2017 (the “2017 Executive Severance Policy”).

The 2024 Executive Severance Policy is applicable in relation to our executive officers and provides for post-employment compensation arrangements upon a termination of employment in certain circumstances as described below.

Under the terms of the 2024 Executive Severance Policy, if the employment of any of our executive officers is terminated by the Company without cause, or if the executive officer resigns for good reason, then the executive officer will be entitled under the executive officer’s employment or service agreement, as applicable, and the 2024 Executive Severance Policy to receive a severance payment equal to the executive officer’s annual base salary for 12 months and to payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination (formerly, nine months under the 2017 Executive Severance Policy). Our executive officers resident in the U.K. may elect to waive continuation of payment of healthcare premiums and accept a payment in lieu of such premiums. In addition, at the sole discretion of the Company’s board of directors (or an authorized committee thereof), the executive officer may be paid a lump sum cash amount equal to his or her annual performance bonus for the year of termination, prorated based on the number of calendar days the executive officer was employed during the year of termination.

Furthermore, if the employment of any of our executive officers (other than our chief executive officer) is terminated without cause or if any of our executive officers (other than our chief executive officer) resigns for good reason within 12 months following a change in control, the executive officer will be entitled to receive a severance payment equal to the executive officer’s annual base salary for 12 months and to payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination (no change compared to the 2017 Executive Severance Policy). Our executive officers resident in the U.K. may elect to waive continuation of payment of healthcare premiums and accept a payment in lieu of such premiums. In addition, the executive officer will be paid a lump sum cash amount equal to a 12 month bonus for the year of termination calculated based on the target bonus for the year of termination (formerly, the actual bonus under the 2017 Executive Severance Policy), and is entitled to accelerated vesting of any unvested and outstanding equity awards.

If the employment of our chief executive officer is terminated without cause or the chief executive officer resigns for good reason within 12 months following a change in control, the chief executive officer will be entitled to receive a severance payment equal to the chief executive officer’s annual base salary for 18 months and to payment of premiums for continuation of healthcare benefits for a period of 18 months following such termination (formerly, 12 months under the 2017 Executive Severance Policy). A chief executive officer resident in the U.K. may elect to waive continuation of payment of healthcare premiums and accept a payment in lieu of such premiums. In addition, the chief executive officer will be paid a lump sum cash amount equal to an 18 month bonus for the year of termination calculated based on the target bonus for the year of termination (formerly, the actual bonus under the 2017 Executive Severance Policy), and is entitled to accelerated vesting of any unvested and outstanding equity awards. In addition, the Company’s board of directors has discretion under our option plan rules to allow some or all of the options held by our executive officers, including the chief executive officer,to vest in the event of a change of control or otherwise.

In order to receive severance benefits under the executive officer’s employment or service agreement and the 2024 Executive Severance Policy, the executive officer is required to execute a release of claims in favor of the Company and comply with certain other post-employment covenants set forth in the executive officer’s employment or service agreement, as applicable.

The foregoing summary of the 2024 Executive Severance Policy is qualified in its entirety by reference to the complete text of the 2024 Executive Severance Policy, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Executive Severance Policy of Adaptimmune Therapeutics plc dated March 10, 2017 and amended and restated effective as of June 11, 2024
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: June 11, 2024	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary